HEI Exhibit 99

January 30, 2014

Contact:	Shelee M.T. Kimura	Telephone: (808) 543-7384
	Manager, Investor Relations &	E-mail: skimura@hei.com
Strategic Planning

AMERICAN SAVINGS BANK REPORTS 2013 AND FOURTH QUARTER EARNINGS

2013 Net Income of $57.5 Million - Return on Assets of 1.13%
Fourth Quarter 2013 Net Income of $12.2 Million
Solid Results in a Challenging Regulatory and Interest Rate Environment

Selected 2013 Highlights

•	Achieved or exceeded 2013 profitability targets

◦	Net income down $1.1 million vs. 2012, consistent with upper end of guidance range

◦	ROA of 1.13% vs. target of 1.10%

◦	NIM of 3.74% vs. target of 3.6% to 3.7%

•	Strong, broad-based loan growth of 9.7%

◦	Contributed $9 million (pretax) to interest income to largely mitigate the negative impact of low interest rates

◦	Growth in targeted residential mortgages, home equity lending, commercial real estate, and commercial & industrial lending

◦	#1 provider of new home equity lending in Hawaii

•	Significant continued improvement in asset quality from 2012

◦	Net charge-off ratio improved to 0.09% from 0.24%

◦	Nonperforming loans down to 1.20% from 1.87% of total loans and real estate owned

•	Solid, high quality capital: 9.1% leverage ratio; 12.1% total risk-based capital ratio

•	Strategic Progress

◦	Strategic sale of credit card portfolio and launch of improved credit card offering

◦	Leading mobile banking offering with 60% penetration of online banking customers and mobile deposit volumes surpassing that of the ATM network

◦	Partnership with Xerox, taking over selected non-core business activities

•	Named as American Banker “Best Banks to Work For” and Hawaii Business “Best Places to Work”

•	Delivered 3,300 volunteer hours to and over $1 million of charitable contributions to community organizations

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the full year of 2013 of $57.5 million compared to $58.6 million in 2012. Net income for the fourth quarter of 2013 was $12.2 million, compared to $15.3 million in the third, or linked, quarter of 2013 and $14.4 million in the fourth quarter of 2012.

Hawaiian Electric Industries, Inc.
January 30, 2014

“We are pleased that we were able to continue to deliver solid financial results in a challenging regulatory and interest rate environment. Our ongoing focus on enhancing our products, sales and risk management capabilities, combined with the improving economy, produced stronger loan growth and better credit quality than we targeted at the start of the year. That helped us mitigate the challenges of continued low interest rates, as well as the impact of new regulations on fee income and operating costs,” said Richard Wacker, president and chief executive officer of American. “We head into 2014 with a solid balance sheet, improved asset quality, and more competitive offerings for our customers.”

Full Year Net Income:
2013 net income of $57.5 million was $1.1 million lower than 2012 net income, reflecting the challenging regulatory and interest rate environment. The most significant drivers impacting net income for the year were (on an after-tax basis):

•
$2 million lower net interest income as lower yields on loans continued to more than offset the favorable contributions of loan growth; net interest margins declined 19 basis points for the full-year (discussed below), representing a $7 million decrease in net interest income, $2 million more than the increase from loan growth;

•
$2 million lower noninterest income primarily due to lower mortgage banking income ($4 million) and lower interchange fees as a result of rate caps mandated by the Durbin Amendment ($3 million) which became effective for American in July 2013, offsetting more than all of the increases in other fee income and the premium on the sale of the credit card portfolio;

•	$4 million higher noninterest expense primarily driven by higher loan and investment product production volumes to customers, sales and performance-related incentives, and benefit cost inflation; and

•
$7 million lower provision for loan losses resulting from continued improvement in credit quality, coupled with higher recoveries from previously charged-off loans, and release of reserves related to the sale of the credit card portfolio.

___________________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.
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Hawaiian Electric Industries, Inc.
January 30, 2014

Fourth Quarter Net Income:
Fourth quarter 2013 net income of $12.2 million was $3.1 million lower than the linked quarter and $2.2 million lower than the same quarter of 2012.
Compared to the linked quarter of 2013, the $3.1 million net income decline was primarily driven by (on an after-tax basis):

•	$2 million lower noninterest income mainly due to the gain on the strategic sale of the credit card portfolio recorded in the third quarter of 2013 (discussed above); and

•	$1 million higher noninterest expense, largely attributable to the timing of certain performance-related compensation costs.
Compared to the same quarter of 2012, the most significant variances were (on an after-tax basis):

•
$4 million lower noninterest income primarily due to lower gains on sales of residential mortgages as the refinancing market contracted dramatically since mid-2013, and lower interchange fees (as discussed above); and

•	$2 million (after-tax) lower provision for loan losses (as discussed above).

Financial Highlights:
    Net interest margin was 3.74% in 2013 compared to 3.93% in 2012, exceeding the bank’s net interest margin target of 3.6% to 3.7% for the year. Net interest margin was 3.67% in the fourth quarter of 2013 compared to 3.73% in the linked quarter and 3.81% in the fourth quarter of 2012. The decline in net interest margin was primarily attributable to lower yields on interest-earning assets as loan portfolios continued to re-price down in this low interest rate environment, albeit at a slower pace as the year progressed. The impact of lower net interest margin on net interest income was largely offset by strong, broad-based loan growth.
The provision for loan losses (pretax) was $1.5 million in 2013 compared to $12.9 million in 2012. Continued improvement in credit quality, coupled with the recoveries of previously charged-off loans and the release of reserves related to the sale of the credit card portfolio, resulted in an unusually low provision for 2013 despite robust loan growth. A significant portion of recoveries over the last two years related to the shrinking land and mainland residential loan portfolios; thus, management expects recoveries to moderate in 2014 as these portfolios run off. The fourth quarter of 2013 provision for loan losses was $0.6 million compared to $0.1 million in the linked quarter and $3.4 million in the fourth quarter of 2012.
The 2013 net charge-off ratio improved to 0.09% from 0.24% in 2012. The fourth quarter 2013 net charge-off ratio was 0.15% compared to nil in the linked quarter and 0.13% in the prior year quarter.

Hawaiian Electric Industries, Inc.
January 30, 2014

Noninterest income (pretax) for 2013 was $72.1 million, down from $75.7 million in 2012. The decrease from the prior year is primarily driven by $6.3 million lower mortgage banking income and $4.3 million lower interchange fees that was attributable to the Durbin amendment’s rate caps, partially offset by the 2013 gain on the strategic sale of the credit card portfolio and higher fee income on other financial products. In the fourth quarter of 2013, noninterest income (pretax) was $15.5 million, down from $18.7 million in the linked quarter largely due to the third quarter gain on sale of the credit card portfolio, and $22.9 million in the fourth quarter of 2012 due to lower mortgage banking income and interchange fees.
Noninterest expense (pretax) for 2013 was $159.5 million, up from $152.3 million in 2012. The increase from the prior year is largely driven by higher compensation expense related to increased business volumes, sales and performance incentives, and higher inflation related employee benefits costs. In the fourth quarter of 2013, noninterest expense (pretax) was $41.3 million, up from $39.7 million in the linked quarter and $40.9 million in the fourth quarter of 2012. Fourth quarter 2013 noninterest expense was elevated due to the timing of performance incentives and marketing expenses.
Despite the competitive market environment, American achieved strong loan growth of 9.7% in 2013, exceeding the bank’s target of mid-single digit loan growth while maintaining strong credit discipline. Loan growth was primarily driven by residential, home equity, commercial real estate and commercial market loans. Strong loan growth helped to offset the impact of the decline in net interest margin.
    Total deposits were $4.4 billion at December 31, 2013, an increase of $62 million from September 30, 2013 and $143 million from December 31, 2012. Low-cost core deposits increased $79 million from September 30, 2013 and $189 million from December 31, 2012. The average cost of funds was 0.22% for the full year 2013, down 4 basis points from the prior year. For the fourth quarter of 2013, average cost of funds was 0.23%, up 1 basis point from the linked quarter and flat compared to the prior year quarter.
    Overall, American’s return on average equity for the full year remained solid at 11.4% in 2013 compared to 11.7% in 2012 and the return on average assets for the full year was 1.13% in 2013 compared to 1.18% in 2012. For the fourth quarter of 2013, the return on average equity was 9.6%, down from 12.1% in the linked quarter and 11.3% in the same quarter last year. Return on average assets was 0.94% for the fourth quarter of 2013, compared to 1.20% from the linked quarter and 1.15% in the same quarter last year.
In 2013, American paid dividends of $40 million to HEI while maintaining healthy capital levels -- leverage ratio of 9.1% and total risk-based capital ratio of 12.1% at December 31, 2013.

Hawaiian Electric Industries, Inc.
January 30, 2014

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2014 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter 2013 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2013.
HEI plans to announce its fourth quarter and 2013 consolidated financial results on Tuesday, February 18, 2014 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2014 EPS guidance on Tuesday, February 18, 2014, at 12:00 noon Hawaii time (5:00 p.m. Eastern time). Interested parties may listen to the conference by calling (877) 415-3182 and entering passcode: 61297681, or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event and will remain on HEI’s website for 12 months. Replays of the conference call will also be available approximately two hours after the event through March 4, 2014, by dialing (888) 286-8010, passcode: 22850388.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

Hawaiian Electric Industries, Inc.
January 30, 2014

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31,
(in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
Interest and dividend income
Interest and fees on loans	$43,405	$43,337	$42,816	$172,969	$176,057
Interest and dividends on investment and mortgage-related securities	3,372	3,025	3,288	13,095	13,822
Total interest and dividend income	46,777	46,362	46,104	186,064	189,879
Interest expense
Interest on deposit liabilities	1,222	1,262	1,408	5,092	6,423
Interest on other borrowings	1,437	1,206	1,193	4,985	4,869
Total interest expense	2,659	2,468	2,601	10,077	11,292
Net interest income	44,118	43,894	43,503	175,987	178,587
Provision for loan losses	554	54	3,379	1,507	12,883
Net interest income after provision for loan losses	43,564	43,840	40,124	174,480	165,704
Noninterest income
Fees from other financial services	5,732	5,728	8,887	27,099	31,361
Fee income on deposit liabilities	4,797	4,819	4,648	18,363	17,775
Fee income on other financial products	2,117	2,714	1,836	8,405	6,577
Mortgage banking income	1,413	1,547	6,331	8,309	14,628
Gains on sale of securities	—	—	—	1,226	134
Other income, net	1,470	3,888	1,164	8,681	5,185
Total noninterest income	15,529	18,696	22,866	72,083	75,660
Noninterest expense
Compensation and employee benefits	22,195	20,564	19,953	82,910	75,979
Occupancy	4,197	4,208	4,313	16,747	17,179
Data processing	2,970	2,168	2,854	10,952	10,098
Services	2,160	2,424	2,800	9,015	9,866
Equipment	1,826	1,825	1,806	7,295	7,105
Other expense	7,951	8,539	9,207	32,585	32,116
Total noninterest expense	41,299	39,728	40,933	159,504	152,343
Income before income taxes	17,794	22,808	$22,057	87,059	89,021
Income taxes	5,610	7,532	7,694	29,525	30,384
Net income	$12,184	$15,276	$14,363	$57,534	$58,637
Comprehensive income	$23,802	$14,107	$5,740	$60,733	$52,612
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.94	1.20	1.15	1.13	1.18
Return on average equity	9.56	12.13	11.29	11.38	11.68
Return on average tangible common equity	11.39	14.50	13.47	13.59	13.97
Net interest margin	3.67	3.73	3.81	3.74	3.93
Net charge-offs to average loans outstanding	0.15	—	0.13	0.09	0.24
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.20	1.33	1.87
Allowance for loan losses to loans outstanding	0.97	1.01	1.11
Tier-1 leverage ratio *	9.1	9.3	9.1
Total risk-based capital ratio *	12.1	12.5	12.8
Tangible common equity to total assets	8.5	8.36	8.39
Dividend paid to HEI (via ASHI) ($ in millions)	10	10	15	40	45
* Regulatory basis
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 (when filed) and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as updated by SEC Forms 8-K.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

December 31		2013		2012
(in thousands)
Assets
Cash and cash equivalents		$156,603		$184,430
Available-for-sale investment and mortgage-related securities		529,007		671,358
Investment in stock of Federal Home Loan Bank of Seattle		92,546		96,022
Loans receivable held for investment		4,150,229		3,779,218
Allowance for loan losses		(40,116)		(41,985)
Loans receivable held for investment, net		4,110,113		3,737,233
Loans held for sale, at lower of cost or fair value		5,302		26,005
Other		268,063		244,435
Goodwill		82,190		82,190
Total assets		$5,243,824		$5,041,673
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,214,418		$1,164,308
Deposit liabilities–interest-bearing		3,158,059		3,065,608
Other borrowings		244,514		195,926
Other		105,679		117,752
Total liabilities		4,722,670		4,543,594
Common stock		336,054		333,712
Retained earnings		197,297		179,763
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$(3,663)		$10,761
Retirement benefit plans	(8,534)	(12,197)	(26,157)	(15,396)
Total shareholder’s equity		521,154		498,079
Total liabilities and shareholder’s equity		$5,243,824		$5,041,673

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 (when filed) and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as updated by SEC Forms 8-K.

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